Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Fresh Vine Wine, Inc. on Form S-8 (No. 333-262906) of our report dated March 31, 2022, relating to the financial statements of Fresh Vine Wine, Inc. for the year ended December 31, 2021 appearing in this Annual Report on Form 10-K.

/s/ Wipfli LLP

Minneapolis, Minnesota

March 31, 2022